Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into between Vantage Drilling International (the “Company”) and Ihab Toma (“Executive”) as of August 9, 2016, to be effective on August 29, 2016 (the “Effective Date”).

R E C I T A L S:

WHEREAS, Executive desires to be employed by the Company effective as of the Effective Date and the Company desires to employ Executive as an integral part of the Company’s management as the Chief Executive Officer of the Company; and

WHEREAS, the Company desires to obtain assurances from Executive that he will devote his best efforts to the Company and will not enter into competition with the Company, solicit its customers, or solicit employees of the Company after termination of his employment; and

WHEREAS, Executive is expected to serve as a key employee with special and unique talents and skills of peculiar benefit and importance to the Company; and

WHEREAS, Executive is desirous of committing himself to serve on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree to this Agreement as follows:

1.	EMPLOYMENT TERM AND DUTIES

1.1 Term of Employment. Effective as of the Effective Date, the Company hereby agrees to employ Executive as its Chief Executive Officer, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of the second anniversary of the Effective Date (the “Basic Term”) (unless sooner terminated as hereinafter set forth). Unless sooner terminated as hereinafter set forth, the Basic Term shall be automatically extended by one year commencing at the end of the Basic Term and on each subsequent one-year anniversary date thereafter (each such date being a “Renewal Date”), unless and until at least ninety (90) days prior to a Renewal Date either party hereto gives written notice to the other that the Basic Term should not be further extended after the next Renewal Date (a “Notice of Non-Renewal”), in which event the Termination Date shall be the Renewal Date next following receipt of the Notice of Non-Renewal. For the removal of any doubt, unless the Company provides Executive with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the Basic Term or before the Renewal Date, this Agreement shall automatically renew for an additional one-year period. The period of time commencing on the Effective Date until the Agreement has been terminated as set forth herein shall be referred to as the “Employment Period.”

1.2 Duties as Executive of the Company. Executive shall, subject to the supervision of the Board of Directors of the Company (the “Board”), have general executive management and control of the Company in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. Executive shall devote his full time and attention to diligently attending to the business of the Company during the Employment Period. During the Employment Period, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the Board. However, Executive shall have the right to (i) serve on corporate, civic or charitable boards or committees, provided that the Board must approve in advance Executive’s service on any outside corporate board, (ii) deliver lectures or fulfill speaking engagements at educational institutions, and (iii) engage in such activities as may be reasonably appropriate in order to manage his personal investments, so long as all activities set forth in the preceding clauses (i), (ii) and (iii), in the aggregate, do not materially interfere or conflict with the performance of his duties to the Company hereunder.

1.3 Fiduciary Duty. Executive acknowledges and agrees that he owes a fiduciary duty to the Company and further agrees to make full disclosure to the Company of all business opportunities pertaining to the Company’s business. Executive shall not act for his own benefit concerning the subject matter of his fiduciary relationship.

1.4 Compliance. Executive agrees that he will not take any action in violation of United States laws or other laws applicable to Executive’s employment, including, but not limited to, the Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and the Securities Exchange Act of 1934 (the “Exchange Act”).

2.	COMPENSATION AND RELATED MATTERS

2.1 Base Salary. Executive shall receive a base salary (the “Base Salary”) paid by the Company at the annual rate of $500,000 (Five Hundred Thousand Dollars), payable in accordance with the Company’s general payment practices, but no less frequently than monthly, in substantially equal installments, with the opportunity for increases from time to time thereafter in accordance with the Company’s regular executive compensation practices, subject to approval by the Compensation Committee of the Board (the “Compensation Committee”).

2.2 Annual Bonus. For each full fiscal year of the Company that begins and ends during the Employment Period, Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee based on the achievement by the Company and/or Executive of performance goals established by the Compensation Committee for each such fiscal year; provided that (i) the “Target Annual Bonus Opportunity” shall be equal to 100% of Executive’s Base Salary and (ii) Executive’s maximum annual bonus opportunity in respect of any fiscal year shall be equal to 200% of Executive’s Base Salary, but with the actual bonus amount (if any) determined by the Compensation Committee based upon the achievement of the applicable performance goals. The Compensation Committee shall establish criteria it deems appropriate to be used to determine the extent to which performance goals have been satisfied. Notwithstanding the foregoing, with respect to the Company’s 2016 fiscal year, Executive will be eligible to receive a pro-rated portion (based on the number of days Executive was employed by the Company during the Company’s 2016 fiscal year) of the 2016 annual cash bonus, if any, that Executive would otherwise have earned for 2016, as determined and paid as set forth above.

2.3 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses (including, without limitation, business, travel and entertainment expenses) incurred by him in accordance with the policies and procedures established by the Compensation Committee for the Company’s senior executive officers in performing services for the Company, provided that Executive properly accounts for such expenses in accordance with the Company’s policies and procedures.

2.4 Housing Allowance. The Company shall provide Executive with a housing allowance of $7,500 per month during the Employment Period. The foregoing housing allowance shall be payable on the Company’s first ordinary payroll date of each applicable calendar month during such period, provided, however, that (i) in no event shall any such payment be made after the third anniversary of the Effective Date and (ii) such payments shall be payable only to the extent Executive remains employed by the Company as of the applicable payment date.

2.5 Vacation. Executive shall be entitled to four (4) weeks of vacation per year (pro-rated for 2016 as required by Section 2.9). Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year, subject to the Company’s then current practices.

2.6 Welfare, Pension and Other Retirement Benefit Plans. During the Employment Period, Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time-to-time for the benefit of its senior executives generally, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and similar employee benefit plans and programs maintained from time-to-time by the Company for the benefit of its senior executives generally (for the avoidance of doubt, other than any equity or cash incentive plans). All participation in any such plans or programs is governed by the terms of the applicable plan or program. Nothing in this Agreement is intended to alter the provisions of any Company benefit plan or program.

2.7 Dues. During the Employment Period, the Company shall pay or promptly reimburse Executive for annual dues for membership in professional organizations, to the extent that such dues are for the purpose of Executive maintaining continuing educational requirements and/or professional licenses directly related to the position in which Executive is employed.

2.8 Initial Equity Award. As soon as reasonably practicable following the Effective Date, Executive shall be recommended to the Board to receive time-based and performance-based restricted stock unit awards pursuant to award agreements substantially in the form attached hereto as Exhibits A and B, respectively.

2.9 Proration. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

2.10 Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by completing, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

3.	TERMINATION

3.1 Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings:

A. “Anticipatory Termination” shall mean the termination of Executive’s employment by the Company without Cause (but not because of Executive’s Disability or death) or by Executive for Good Reason, in either case within the six-month period immediately prior to the date on which a Change of Control occurred, which Change of Control is a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” under Treasury Regulation Section 1.409A-3(i)(5), provided that it is reasonably demonstrated by Executive that such termination of employment was either (i) at the request of a third party who has taken steps reasonably calculated to effect such Change of Control or (ii) otherwise arose in connection with or anticipation of such Change of Control.

B. “Cause” shall mean:

(i) Material dishonesty with respect to the Company or any of its subsidiaries, which is not the result of an inadvertent or innocent mistake of Executive;

(ii) Willful misfeasance or nonfeasance of duty by Executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors, or employees;

(iii) Material violation by Executive of this Agreement or any other agreement with the Company or any of its subsidiaries;

(iv) Commission by Executive of (A) any felony, (B) any crime involving moral turpitude or (C) any crime which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries, in each case other than a minor vehicular offense; or

(v) Violation of Sections 1.3 or 1.4 above.

C. “Change of Control” shall mean a change in control of the Company which results from the occurrence of any one or more of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any subsidiary, (B) any acquisition by the Company or any subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (C) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in subsection (iv) (below) are satisfied; or

(ii) A reverse merger involving the Company or the parent of the Company (as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”) or an equivalent non-corporate entity, the “Parent”), in which the Company or the Parent, as the case may be, is the surviving corporation but the shares of common stock of the Company or the Parent outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Parent immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; or

(iii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iv) The effective date of a Merger, unless immediately following such Merger, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or

(v) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (B) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

Notwithstanding the foregoing provisions of this definition of Change of Control, for purposes of this Agreement, a Change of Control shall not be deemed to occur unless such event or events would also be a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” under Treasury Regulation Section 1.409A-3(i)(5).

D. “Disability” shall mean a disability suffered by Executive because he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

E. “Good Reason” shall mean any of the following (without Executive’s prior consent):

(i) A material reduction in Executive’s Base Salary;

(ii) Following a Change of Control, (A) a material adverse alteration in the nature or status of Executive’s title, duties or responsibilities, or (B) the assignment of duties or responsibilities inconsistent with Executive’s status, title, duties and responsibilities;

(iii) The non-renewal, or delivery of any notice of non-renewal, of this Agreement by the Company;

(iv) Any material breach by the Company of this Agreement; or

(v) Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of all or substantially all of the Company.

Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated during the Employment Period by Executive for Good Reason, if one of the forgoing events shall occur without the prior consent of Executive. Any such termination by Executive for Good Reason shall be made by Executive providing written notice to the Company specifying the event relied upon for such termination and given within sixty (60) days after such event. Any termination by Executive for Good Reason shall be effective thirty (30) days after the date Executive has given the Company such written notice setting forth the grounds for such termination with specificity. However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected by the Company within thirty (30) days of its receipt of such written notice of such matter from Executive, and in no event shall a termination by Executive more than ninety (90) days following the date of the event described above be a termination for Good Reason due to such event.

F. “Retirement” shall mean any separation of employment of Executive from the Company, other than a termination for Cause, so long as Executive has had at least five years of continuous service with the Company and/or any of its subsidiaries or affiliates, including Vantage Drilling Company, and Executive provides at least six months advance notice to the Board of any such planned Retirement, provided that the Compensation Committee determines that such termination of employment shall be treated as a “Retirement” for purposes of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, and for the avoidance of doubt, upon Retirement, Executive shall be entitled exclusively to the benefits provided in Section 3.10 hereof, and under no circumstances shall Retirement constitute a Termination Without Cause, or a Termination by Executive with Good Reason.

G. “Termination Date” shall mean the date Executive is terminated for any reason pursuant to Section 3.9.2 of this Agreement.

3.2 Notice to Cure. Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of Executive’s acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than thirty (30) days) has been given to Executive after such notice to either cure the same or to meet with the Board (but in any event only to the extent the underlying action is capable of being cured), with his attorney if so desired by Executive, and following which the Board by action of not less than two-thirds of its members (excluding Executive if Executive is then a member of the Board) furnishes to Executive a written resolution specifying in detail its findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.

3.3 Good Faith Belief. For purposes of this Agreement, no act or failure to act by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses or subsidiaries or affiliates, or such failure to act is due to Executive’s good faith belief that such action would be materially harmful to the Company or one of its businesses. Executive’s actions resulting in a violation of law, including but not limited to laws specified in Section 1.4, shall not constitute a good faith belief for purposes of this Section 3 or this Agreement.

3.4 Termination Without Cause or Termination For Good Reason: Benefits. If Executive’s employment is terminated either by the Company without Cause, but not because of Executive’s Disability or death, or by Executive for Good Reason, if Executive executes and delivers to the Company a Release Agreement in accordance with Section 3.9.4, Executive shall receive the payments and benefits described in this Section 3.4 unless Executive is entitled to benefits under Section 3.8 below.

3.4.1. Base Salary and Annual Bonus. The Company shall pay Executive an amount equal to two (2) times the sum of Executive’s annual Base Salary and Target Annual Bonus Opportunity, which shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices commencing on the sixtieth (60th) day following the Termination Date through the second (2nd) anniversary of the Termination Date, provided that the first such payment shall include any amounts that would have otherwise been paid during the period from the Termination Date through the sixtieth (60th) day following the Termination Date.

3.4.2. Stock Awards. If there is a Change of Control, termination without Cause or termination for Good Reason, any outstanding equity-based awards under any long-term incentive plans or programs as Company may adopt from time to time (“Stock Awards”) which Executive has received shall be treated in accordance with the terms of the applicable plan and award agreement.

3.4.3. Expenses. All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date.

3.4.4. Mitigation. Executive shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 3, and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above.

3.5 Termination In Event of Death: Benefits. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate, except as provided herein, without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued compensation and benefits which shall be paid as otherwise provided in this Agreement, unreimbursed expenses which shall be reimbursed in accordance with the Company’s reimbursement policy, and a pro-rated portion (based on the number of days Executive was employed by the Company during the full applicable year) of such annual cash bonus, if any, as Executive would otherwise have earned with respect to the year of Executive’s death. Such cash bonus, if any, shall be paid to Executive’s estate or beneficiary, as applicable, at such time that such cash bonus would have been paid if Executive had remained employed. Additionally, in the event of Executive’s death during the Employment Period, any outstanding Stock Awards which Executive has received shall be treated in accordance with the terms of the applicable plan and award agreement.

3.6 Termination In Event of Disability: Benefits. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate, except as provided herein, without further obligation to Executive under this Agreement, other than for payment of all accrued compensation and benefits which shall be paid as otherwise provided in this Agreement, unreimbursed expenses which shall be reimbursed in accordance with the Company’s reimbursement policy, and a pro-rated portion (based on the number of days Executive was employed by the Company during the full applicable year) of such annual cash bonus, if any, as Executive would otherwise have earned with respect to the year of Executive’s termination of employment. Such cash bonus, if any, shall be paid to Executive at such time that such cash bonus would have been paid if Executive had remained employed. In addition, if Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, any outstanding Stock Awards which Executive has received shall be treated in accordance with the terms of the applicable plan and award agreement.

3.7 Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate his employment with the Company without Good Reason by giving written notice of his intent and stating an effective Termination Date at least thirty (30) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date. Upon such a termination by Executive, except as provided in Section 5, or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued compensation and benefits and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date. In addition, any outstanding Stock Awards which Executive has received shall be treated in accordance with the terms of the applicable plan and award agreement.

3.8 Change of Control: Benefits.

3.8.1. If (a) Executive’s employment is terminated either (i) by the Company without Cause, but not because of Executive’s Disability or death, or (ii) by Executive for Good Reason, (b) Executive’s Termination Date is during the period beginning six (6) months immediately preceding a Change of Control and ending twenty-four months after the date of the Change of Control, provided that if Executive’s Termination Date is prior to the date of a Change of Control such termination is an Anticipatory

Termination, and (c) Executive executes and delivers to the Company a Release Agreement in accordance with Section 3.9.4, Executive shall receive the following payments and benefits in lieu of any payments or benefits under Section 3.4.1 herein:

(i) Base Salary and Annual Bonus. The Company shall pay Executive an amount equal to the sum of Executive’s Base Salary plus Executive’s Average Bonus Amount, multiplied by three (3) (such amount, the “CIC Severance Amount”), which shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices commencing on the sixtieth (60th) day following the Termination Date through the third (3rd) anniversary of the Termination Date, provided that the first such payment shall include any amounts that would have otherwise been paid during the period from the Termination Date through the sixtieth (60th) day following the Termination Date. For purposes of this Section 3.8.1.i, “Average Bonus Amount” means the amount equal to the annual average of the annual bonuses earned in respect of a fiscal year of the Company that was paid or payable to Executive by the Company and any subsidiary for each of the three fiscal years of the Company that immediately precede the fiscal year in which the Change of Control occurs (or which immediately precede Executive’s Termination Date if a Change of Control has not yet occurred), or in any case such lesser number of full fiscal years of the Company as Executive was employed by the Company, but not less than the greater of (A) Executive’s highest Target Annual Bonus Opportunity during any of such three preceding fiscal years or (B) Executive’s Target Annual Bonus Opportunity for the fiscal year in which the Change of Control occurs (or the year in which Executive’s Termination Date occurs if a Change of Control has not yet occurred). Notwithstanding the foregoing, if Executive’s termination of employment is an Anticipatory Termination, then, in lieu of any payments pursuant to the first sentence of this Section 3.8.1.i, Executive’s payments shall commence or continue in accordance with Section 3.4.1 (including, without limitation, the requirements of Section 3.9.4), except that (x) the payments shall continue through third (3rd) anniversary of the Termination Date and (y) the amount of each payment made following the Change of Control shall be substantially equally adjusted such that the aggregate amount of payments received by Executive pursuant to Section 3.4.1 and this Section 3.8.1.i through the third (3rd) anniversary of the Termination Date equals the CIC Severance Amount.

(ii) Treatment of Stock Awards. Any outstanding Stock Awards which Executive has received shall be treated in accordance with the terms of the applicable plan and award agreement.

(iii) Outplacement Assistance. The Company shall provide Executive with outplacement services, for a twelve (12) month period commencing on the Termination Date, or in the event of an Anticipatory Termination the date of the occurrence of the Change of Control, in an aggregate amount not to exceed $20,000. The Company shall establish reasonable procedures for the designation, review and approval of outplacement services, as well as for the payment or reimbursement of the charges for such services. All requests for payment or reimbursement of outplacement services must be submitted to the Company within eighteen (18) months following the Termination Date, or in the event of an Anticipatory Termination the date of the occurrence of the Change of Control, and, upon receipt and approval, will be paid or reimbursed by the Company within thirty (30) days thereafter, subject to Section 9 hereof.

3.9 Termination Procedure.

3.9.1. Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than pursuant to Section 3.5) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under that provision.

3.9.2. Termination Date. “Termination Date” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 3.6, thirty (30) days after the date of receipt of the Notice of Termination (provided that Executive does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated voluntarily without Good Reason, the date determined in accordance with Section 3.7, and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

3.9.3. Mitigation. Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall, subject to Section 25 hereof, not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

3.9.4. Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in order to receive the benefits upon termination payable under this Section 3 (the “Termination Benefits”), Executive must first execute a release agreement (the “Release Agreement”) on a form provided by the Company, whereby Executive agrees to release and waive, in return for such benefits, any claims that Executive may have against the Company and its subsidiaries, including, without limitation, for unlawful discrimination (e.g., Title VII of the U.S. Civil Rights Act); provided, however, the Release Agreement shall not release any claim by or on behalf of Executive for any severance payment or benefit that is provided under this Agreement. Executive must return the executed Release Agreement and any applicable revocation period must lapse within sixty (60) days of the Termination Date. The Company shall also execute the Release Agreement following the Company’s receipt of Executive’s executed and fully effective Release Agreement; provided, however, that for the avoidance of doubt the Company shall not be required to release any claims pursuant to the Release Agreement. Notwithstanding any provision herein to the contrary, no Termination Benefits shall be payable or provided by the Company unless and until the Release Agreement has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive. The Termination Benefits shall be paid or provided by the Company at the end of such 60-day period, but only if the Release Agreement has been properly executed by Executive and is not revocable, and has not been revoked, at that time, regardless of the date on which the Release Agreement was actually executed by Executive. If the conditions set forth in the preceding sentence are not satisfied by Executive, the Termination Benefits hereunder shall be forfeited.

3.10 Treatment of Benefits Upon Retirement. Upon the Retirement of Executive, all Stock Awards granted to Executive through the date of Retirement shall be treated in accordance with Section 3.4.2.

3.11 Certain Excise Tax Matters.

3.11.1. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit by or from the Company or any of its affiliates or successors to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the Excise Tax (as hereinafter defined in Section 3.11.6) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 3.11.2, the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 3.11.3) to the extent the Independent Tax Advisor (as hereinafter defined in Section 3.11.5) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

3.11.2. Notwithstanding the provisions of Section 3.11.1, if the Independent Tax Advisor reasonably determines that Executive would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (after including and taking into account all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 3.11.1, then no such reduction or elimination shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

3.11.3. For purposes of determining which of Section 3.11.1 and Section 3.11.2 shall be given effect, the determination of which of the Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Sections 3.11.3.1 through 3.11.3.5, in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 3.11.3.4) and in accordance with Section 409A of the Code:

3.11.3.1 by first reducing or eliminating the portion of the Payments otherwise due and which are not payable in cash (other than that portion of the Payments subject to Sections 3.11.3.4 and 3.11.3.5);

3.11.3.2 then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Sections 3.11.3.3, 3.11.3.4 and 3.11.3.5);

3.11.3.3 then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are payable in cash;

3.11.3.4 then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and

3.11.3.5 then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are not payable in cash.

3.11.4. The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and Executive for their review no later than ten (10) days after the Termination Date. The determinations of the Independent Tax Advisor under this Section 3.11 shall, after due consideration of the Company’s and Executive’s comments with respect to such determinations and the interpretation and application of this Section 3.11, be final and binding on all parties hereto absent manifest error. The Company and Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 3.11.

3.11.5. For purposes of this Section 3.11, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld, conditioned or delayed), and all of whose fees and disbursements shall be paid by the Company.

3.11.6. As used in this Agreement, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

3.12 Sole Payments. The payments and benefits provided in this Agreement are the sole payments and benefits to be provided to Executive in the event of Executive’s termination of employment, including, without limitation, under any severance or change of control severance plan or policy sponsored or maintained by the Company or any affiliate or any predecessor or successor of the Company.

4.	DIRECTOR POSITIONS

Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, he will immediately tender his resignation from any and all Board and other positions held with the Company and/or any of its subsidiaries and affiliates. The Board is hereby empowered to remove Executive from any such position if Executive fails to resign as required by the immediately preceding sentence.

5.	NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY

5.1 Company’s Trade Secrets and Goodwill. The Company shall provide Executive with its trade secrets, goodwill, and confidential information of the Company and contact with the Company’s customers and potential customers. Executive agrees that the business of the Company is highly competitive and that the trade secrets, goodwill, and confidential information of the Company is of primary importance to the success of the Company. In consideration of all of the foregoing, and in recognition of these conditions, and specifically for being provided trade secrets, goodwill, and confidential information, Executive agrees as follows:

5.2 Non-Competition During Employment. Executive agrees during the Basic Term, and any extension of the Basic Term under this Agreement, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company or any of its subsidiaries provides, and that he will not work for, in any capacity (including, without limitation, as a consultant), assist, or become affiliated with as an owner, partner, member, agent, representative or creditor of, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company or any of its subsidiaries.

5.3 Conflicts of Interest. Executive agrees that during the Basic Term, and any extension of the Basic Term under this Agreement, he will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates (a “Conflict of Interest”), including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company or any of its subsidiaries does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company or any of its subsidiaries does business, and that Executive will promptly inform the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Board any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.4 Non-Competition After Termination. In further consideration of the Company providing Executive with its confidential information, trade secrets, goodwill, and proprietary business information, Executive agrees that he shall not, at any time during the period of one (1) year after Executive’s Termination Date, for any reason, within any market or country in which the Company or any of its subsidiaries has operated assets or provided services, or formulated a plan to operate its assets or provide services during the last twelve (12) months of Executive’s employ, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, services, or development on which Executive worked or with respect to which Executive had access to while employed by the Company or its subsidiaries; provided, however, that the one (1) year period set forth in this Section 5.4 shall be a two (2) year period in the case of an Executive whose employment is terminated due to Retirement.

5.4.1. In the event that Executive receives any payment of Base Salary or other severance benefits from the Company subsequent to his Termination Date, the period of Executive’s non-competition shall continue for the duration of such payments to Executive, but in no event shall the period of non-competition exceed a period of two (2) years after Executive’s Termination Date, even should Executive continue to receive payments of Base Salary following such two (2) year period.

5.4.2. It is understood and agreed that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

5.5 Non-Solicitation of Customers. In further consideration of the Company providing Executive with its confidential information, trade secrets, and proprietary business information, Executive further agrees that for a period of one (1) year after Executive’s Termination Date (or for a period of two (2) years after termination due to Retirement), he will not solicit or accept any business similar in nature to the services provided by the Company or any of its subsidiaries from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company or any of its subsidiaries during the last twelve (12) months of his employment.

5.6 Non-Solicitation of Employees. Executive agrees that for the duration of the Employment Period, and for a period of one (1) year after Executive’s Termination Date (or for a period of two (2) years after termination due to Retirement), he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company or any of its subsidiaries, or otherwise providing services to any of them, to work or otherwise provide services for Executive or for another entity, firm, corporation, or individual.

5.7 Confidential Information. Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or any of its subsidiaries, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section 5.7 shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive shall continue to be obligated under the Confidential Information Section of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be widely publicly available. Executive’s obligations under this Section 5.7 with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes widely publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company includes, without limitation, matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company or any of its subsidiaries. Confidential Information is defined to include, without limitation, information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company or any of its subsidiaries; (2) not widely and generally known outside the Company and its subsidiaries; and (3) which relates to any aspect of the Company, any of its subsidiaries or any of their respective businesses, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to the Company’s or any of its subsidiaries’ trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company or any of its subsidiaries, investments made by the Company or any of its subsidiaries, and any information provided to the Company or any of its subsidiaries by a third party under restrictions against disclosure or use by the Company or others.

5.8 Original Material. Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company’s business, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by Executive alone or jointly with others during Executive’s employment with the Company or any of its subsidiaries shall be the property of and belong exclusively to the Company. Executive shall promptly and fully disclose to the Company the origination or development by Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during the subsequent to Executive’s employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due Executive pursuant to Executive’s employment by the Company, but at no expense to Executive, Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company or any of its subsidiaries adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

5.9 Return of Documents, Equipment & Materials. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company or any of its subsidiaries shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the

Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company, as well as any property of the Company or any of its subsidiaries maintained off the Company’s premises by Executive, upon termination of Executive’s employment and at any time during employment by the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

5.10 Reaffirm Obligations. Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

5.11 Prior Disclosure. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

5.12 Confidential Information of Prior Companies. Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or copyright works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive’s memory or embodied in a writing or other physical form.

5.13 Non-Disparagement. At no time during or after Executive’s employment with the Company shall Executive make any false or disparaging statements or remarks about or concerning the Company, its subsidiaries or affiliates, or any of their respective directors, officers, employees, products or services, in each case except (a) for disparaging statements or remarks to Company personnel in the good faith performance of Executive’s proper duties for the Company while Executive remains employed by the Company or (b) for truthful statements required to be made by a subpoena, court order or other applicable legal requirement.

5.14 Rights Upon Breach. If Executive breaches, any of the provisions contained in Section 5 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without the necessity of the Company to post any bond), it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(b) Accounting. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.

(c) Severance Cessation and Recovery. The right and remedy to cease the further payment or provision of severance compensation and/or benefits to Executive, and to require Executive to repay to the Company all severance compensation and/or benefits previously paid or provided to Executive.

5.15 Remedies For Violation of Non-Competition or Confidentiality Provisions. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Executive herein, it is agreed that:

(a) the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value;

(b) because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in this Agreement are reasonable; and

(c) the injury suffered by the Company by a violation of any obligation or covenant in this Agreement resulting from loss of profits created by (i) the competitive use of such skills, experience contacts and otherwise and/or (ii) the use or communication of any information deemed confidential herein will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Agreement, accordingly:

(d)

(i) the Company shall be entitled to injunctive relief to prevent violations thereof and prevent Executive from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Executive from divulging any confidential information (without the necessity of the Company to post any bond); and

(ii) compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Executive, subject to the other provisions hereof.

(e) Executive waives any objection to the enforceability of the Restrictive Covenants and agrees to be estopped from denying the legality and enforceability of these provisions.

5.16 Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

5.17 Court Review. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of, or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

5.18 Enforceability in Jurisdictions. The Company and Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

5.19 Extension of Post-Employment Restrictions. In the event Executive breaches Section 5 of this Agreement, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions.

6.	INDEMNIFICATION

6.1 General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company, or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or Delaware law.

6.2 Expenses. As used in this Section 6, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and reasonable costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

6.3 Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

6.4 Notice of Claim. Executive shall give to the Company prompt notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power.

6.5 Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(a) The Company will be entitled to participate therein at its own expense;

(b) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive (such consent not to be unreasonably withheld, conditioned or delayed), which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the reasonable fees and expenses of such counsel shall be at the expense of the Company.

(c) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

6.6 Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 6 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

7.	BREACH

Executive agrees that any breach of restrictive covenants above cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

8.	RIGHT TO ENTER AGREEMENT

Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

9.	COMPLIANCE WITH SECTION 409A.

9.1 Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

9.2 Section 409A Compliance; Payment Delays.

A. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payments payable to Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to Executive (or Executive’s estate), without interest.

B. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

9.3 Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding the preceding, in no event shall the

Company or any of its affiliates be required to provide a tax gross up payment to or otherwise reimburse Executive with respect to Section 409A Penalties or otherwise in connection with any taxes or penalties owed by Executive, and in no event is any particular tax treatment of any income recognized by Executive in connection with this Agreement guaranteed. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

9.4 In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but (except as provided below in Section 9.5) in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

9.5 Reformation. If any provision of this Agreement would cause Executive to occur any additional tax under Section 409A of the Code, the parties will in good faith attempt to reform the provision in a manner that maintains the original intent of the applicable provision without violating the provision of Section 409A of the Code.

10.	ENFORCEABILITY

The agreements contained in the restrictive covenant provisions of this Agreement are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of Section 5 does not excuse Executive from complying with the agreements contained herein.

11.	SURVIVABILITY

The agreements contained in Section 5, and any other obligations of Executive which by their nature require performance or satisfaction following termination of Executive’s employment, shall survive the termination of this Agreement for any reason.

12.	ASSIGNMENT

This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, provided such successor expressly agrees in writing to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession and assignment had taken place. Except in instances of assignment by operation of law, failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

13.	BINDING AGREEMENT

Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

14.	NOTICES

All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below. Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:

At Executive’s most recent home address as set forth in the employment records of the Company

If to the Company:

Vantage Drilling International

Attn: General Counsel

777 Post Oak Blvd., Suite 800

Houston, TX 77056

15.	WAIVER

No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement. Except as otherwise provided herein, Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

16.	SEVERABILITY

If any provision of this Agreement is determined to be void invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.	ENTIRE AGREEMENT

The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with the Company during the Employment Period. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

18.	SECTION HEADINGS

The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

19.	MODIFICATION OF AGREEMENT

This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of the Company.

20.	UNDERSTANDING OF AGREEMENT

Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right (and has been afforded the opportunity) to obtain advice from legal counsel of choice, and that Executive has freely and voluntarily entered into this Agreement.

21.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, other than the conflicts of law provisions thereof.

22.	WITHHOLDING

All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

23.	JURISDICTION AND VENUE.

The parties hereto consent to the exclusive jurisdiction of all state and federal courts located in Harris County, Texas, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each party hereto hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (ii) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each party hereto consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement. This provision shall not, however, preclude the Company from obtaining injunctive relief in any court of competent jurisdiction to enforce Section 5 of this Agreement.

24.	NO PRESUMPTION AGAINST INTEREST.

This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

25.	CLAWBACK.

Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its subsidiaries will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or pursuant to any clawback or recoupment policy adopted by the Company or any of its subsidiaries. In no event will the application of any such clawback or recoupment requirement or policy be deemed to constitute or contribute to the existence of Good Reason.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

VANTAGE DRILLING INTERNATIONAL

By:	/s/ Thomas R. Bates, Jr.
Title:	Chairman

EXECUTIVE

/s/ Ihab Toma
Ihab Toma

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

(TIME-BASED)

EXHIBIT B

RESTRICTED STOCK UNIT AWARD AGREEMENT

(PERFORMANCE-BASED)